                                                                   Exhibit 12.01

               Travelers Property Casualty Corp. and Subsidiaries
                Computation of Ratio of Earnings to Fixed Charges
                   (In millions of dollars, except for ratio)


                                                   Three Months Ended
                                                   ------------------
                                                       March 31,
                                                       ---------
                                                   1998           1997
                                                   ----           ----
Income before income taxes                        $ 486          $ 390
Interest                                             41             40
Portion of rentals deemed to be interest             12              9
                                                  -----          -----
Earnings available for fixed charges              $ 539          $ 439
                                                  =====          =====

Fixed charges:
   Interest                                       $  41          $  40
   Portion of rentals deemed to be interest          12              9
                                                  -----          -----
   Total fixed charges                            $  53          $  49
                                                  =====          =====

Ratio of earnings to fixed charges                10.17x          8.96x
                                                  =====           ====

The ratio of earnings to fixed charges is computed by dividing income before income taxes and fixed charges by the fixed charges. For purposes of this ratio, fixed charges consist of that portion of rentals deemed representative of the appropriate interest factor.